EXHIBIT 10.17

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 10th day of January, 2005, by and between Pharmasset, Inc., a Delaware corporation (the “Company”), and Mark Meester (“Employee”).

W I T N E S S E T H:

WHEREAS, the Company desires to hire Employee on a full-time basis, and Employee desires to be so employed by the Company on the terms and conditions hereinafter stated;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1.	Employment.

1.1 Employee’s title and duties as employee are set forth on Exhibit A attached hereto. Employee shall perform such duties subject to the direction, supervision, and performance review of the Chief Financial Officer or, failing him, the President and Chief Executive Officer.

1.2 Employee represents and warrants to the Company that this Agreement does not violate or breach, and Employee’s performance of Employee’s obligations hereunder will not violate or breach, any terms or provisions of any agreement or understanding to which Employee is subject or bound. Employee represents, warrants, covenants and agrees that Employee will not during Employee’s employment by the Company, improperly use or disclose any proprietary information or trade secrets of any other party, and will not bring onto the premises of the Company any unpublished documents or any property belonging to any other party unless consented to in writing by said party.

1.3 Employee represents that Employee has not been debarred or received notice of any action or threat with respect to a debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a). Employee agrees promptly to notify the Company upon receipt of any such notice and further agrees, upon the Company’s request, to provide a separate written certification, on a form provided by the Company, to such effect.

2.	Term of Employment.

2.1 Subject to the terms and provisions set forth below in this Section 2, the term of Employee’s employment will begin on January 10, 2005. Employee’s employment hereunder shall be at will. Employee’s employment can be terminated by Employee or by the Company with or without advance notice, at any time, and for any reason not prohibited by law.

2.2 Employee agrees to abide by the policies, procedures, and guidelines contained in the Company employee handbook, to be presented to Employee at his/her start date. The content of this handbook shall be reviewed and updated by the Company management on a regular basis and is subject to change without notice.

2.3 In the event Employee voluntarily terminates employment or is terminated by the Company or its successor in interest other than for Cause within 18 months following a Change of Control of the Company (as defined below), the Company or its successor-in-interest shall: (i) accelerate the vesting of all stock options granted to Employee by the Company or its successor in interest, including those granted after the date of this Agreement; (ii) extend the period of exercisability of all stock options granted to Employee by the Company or its successor in interest, including those granted after the date of this Agreement; (iii) pay to Employee a lump sum severance package equal to Employee’s current annual Base Salary (as defined in Section 3.1 below); and (iv) reimburse Employee for the cost of premiums for continued coverage under the Company’s group health plan if Employee elects COBRA continuation, provided that such reimbursement shall not exceed the cost of premiums paid by the Company on the Employee’s behalf immediately prior to Employee’s termination. For the purposes of this Agreement the following terms shall be defined as follows: “Cause” means (a) Employee’s act or acts amounting to gross negligence or moral turpitude which are detrimental to the Company; (b) Employee’s fraud or embezzlement of funds or property; (c) Employee’s conviction of or pleading guilty to a felony not involving traffic or administrative sanctions; (d) Employee’s failure to observe or perform any material covenant, condition, or provision of this Agreement or of the Company’s written policies, and when such failure is capable of remedy, such failure is not remedied within five business days after notice of such failure is given to Employee by the Company; or (e) Employee’s performance of services for any other person or entity without the prior written consent of the Company; and “Change of Control” means the occurrence of any of the following events: (x) the approval by the stockholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (y) the approval by the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or (z) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities.

2.4 Upon termination of Employee’s employment, all obligations of the Company under this Agreement shall terminate except with respect to any payment due under Section 2.6 above, reimbursement of expenses to which the Employee would have been entitled under this Agreement, and any benefits to which Employee would have been entitled upon termination pursuant to any benefit plan.

3.	Compensation.

3.1 For all services which Employee renders to the Company, Employee shall receive from the Company a monthly base salary (the “Base Salary”) of US$14,583.33 based upon full-time employment. The Base Salary will be reviewed by the Chief Financial Officer on an annual basis, on or about December of each year. Future compensation adjustments will be based upon merit, productivity, performance, and your accomplishments on behalf of the Company.

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3.2 In addition to the Base Salary, a one-time signing bonus in the amount of $25,000.00 will be paid to Employee upon Employee’s request anytime one or before January 31, 2005. Employee acknowledges that this amount is being paid to Employee as an enticement to remain in the employ of the Company for at least one year. Employee agrees that if Employee’s employment hereunder is terminated by Employee for any reason, or by the Company for Cause, prior to January 10, 2006, Employee shall repay the Company the full amount of the signing bonus hereunder.

3.3 Subject to evaluation and approval by the Board of Directors of the Company, and in addition to Employee’s Base Salary, Pharmasset will offer Employee a performance bonus of twenty percent (20%) of Employee’s annual Base Salary, for which Employee will be eligible twelve months from the date of this Agreement. The performance objectives will be developed and approved by the Chief Financial Officer or the President and CEO and appended to this Agreement at such time as they are finalized, but in no event later than 60 days following the date of this Agreement.

3.4 The Company may, at its sole discretion, establish additional performance-based equity incentive or bonus programs in which Employee will participate.

3.5 The Company shall grant Employee an incentive stock option to purchase 75,000 shares of the Company’s common stock the current fair value of $2.00 per share, which grant shall be governed by and subject to a separate Stock Option Agreement and the Company’s Stock Plan.

3.6 In addition, you will be eligible for on-going annual grants of stock options.

4.	Benefits.

4.1 During the term of this Agreement, the Company shall provide Employee with the benefits customarily provided to employees generally, a summary of which is provided in Exhibit B.

4.2 Employee shall be entitled to fifteen days of paid vacation during each twelve months of full-time employment, which shall being to accrue immediately upon employment, and to customarily paid holidays as provided to other employees of the Company generally. Up to fifteen days of accrued, but unused, vacation in any twelve-month period shall carry forward to subsequent periods of employment. Details regarding vacation, sick, and holiday pay are set forth in and governed by the Company’s employee handbook and are subject to change at any time without notice.

4.3 Employee shall be reimbursed for all reasonable and necessary expenses incurred by Employee in Employee’s performance of Employee’s duties and responsibilities hereunder. Prior to the Company making such reimbursement, Employee shall submit documentation and receipts for such expenses in sufficient detail for deduction by the Company as an expense.

4.4 In order to facilitate Employee’s permanent relocation to the Princeton, New Jersey area prior to August 31, 2005, the Company will provide Employee with the relocation benefits as described on Exhibit C. Prior to such relocation to Princeton, the Company will provide Employee with benefits as described on Exhibit D. For any amounts reimbursable to Employee, the Company must receive proper documentation of such amounts prior to reimbursement. In the event Employee

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voluntarily terminates employment with the Company prior to January 10, 2006, Employee shall repay the Company any amount expended or irrevocably committed by the Company in conjunction with Employee’s relocation to Princeton under this Section 4.4 as of the date of Employee’s termination within one hundred and eighty (180) days of the start of Employee’s subsequent employment according to the following schedule:

•	Full repayment if Employee resigns and is immediately employed with another company;

•	Full repayment if Employee resigns for personal reasons and becomes fully employed within six months of Employee’s termination date; and

•	No repayment if Employee resigns for personal reasons, and Employee is not employed within six (6) months of termination date.

5.	Trade Secrets and Confidential Information.

5.1 “Trade Secret” means information not generally known about the Company’s business which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality and from which the Company derives economic value from the fact that the information is not generally known to other persons. Trade Secrets include, but are not limited to, technical or non-technical data, compilations, programs and methods, designs, techniques, improvements, drawings, processes, formulae, financial data, business and product development plans, service reports, price lists, product licensing information, computer programs and source codes of the Company.

5.2 Employee covenants and agrees that Employee will treat as confidential and will not use (other than in the performance of Employee’s duties hereunder), or disclose in any manner, either during or after the term of Employee’s employment under this Agreement, any Trade Secrets. Employee also agrees that Employee will diligently protect all Trade Secrets against loss by inadvertent or unauthorized disclosure and will comply with any regulations established by the Company for the purpose of protecting such information.

5.3 “Confidential Information” means any information not generally known about the Company, including but not limited to business, strategic, scientific, legal and financial information, which, by virtue of the Employee’s position with the Company, may be disclosed to or otherwise come into the possession of Employee.

5.4 Employee covenants and agrees that Employee will treat as confidential and will not use (other than in the performance of Employee’s duties hereunder), or disclose in any manner, for a period of three (3) years measured from the date of disclosure or first knowledge of Employee, any Confidential Information. Employee also agrees that Employee will diligently protect all Confidential Information against loss by inadvertent or unauthorized disclosure and will comply with any regulations established by the Company for the purpose of protecting such information.

5.5 All Trade Secrets and Confidential Information which may be disclosed to or otherwise come into the possession of Employee, shall be and remain the sole and exclusive property of the Company. Employee agrees that upon the termination of Employee’s employment by the Company, or at any other prior time upon request, Employee will promptly deliver to the Company the originals and all copies of any of the foregoing that are in Employee’s possession, custody, or control, and any other

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property belonging to the Company, including electronic media, and will delete any relevant files in Employee’s personal computer.

6.	Inventions.

6.1 The terms and provisions of this Section 6 shall apply only to Inventions (as hereinafter defined) which Employee makes, develops, or conceives, either solely or jointly with others, in the course of Employee’s employment by the Company or with the use of the Company’s Trade Secrets, time, material, facilities, employees or advisors.

6.2 Employee hereby assigns and agrees to assign to the Company, its successors, assigns, or designees, all of Employee’s rights to inventions, improvements, discoveries, processes, formulae, designs, technical information, know-how, data, specifications, Trade Secrets, test results, patents, trademarks, copyrights, computer programs, and other proprietary information relating to the development, production, distribution and licensing of antiviral and anticancer agents, immunomodulators and other treatments of chronic or life-threatening diseases (“Inventions”) which, during the term of Employee’s employment by the Company, Employee makes, develops, or conceives, either solely or jointly with others, in the course of such employment or with the use of the Company’s Trade Secrets, time, material, facilities, employees or advisors. Employee agrees to fully and promptly disclose in writing to the Company any such Inventions as such Inventions from time to time may arise.

6.3 Employee further agrees, without charge to the Company other than reimbursement of Employee’s reasonable out-of-pocket expenses, to execute and deliver all such further documents, including applications for patents and copyrights, and to perform such acts, at any time during or after the term of this Agreement as may be necessary, to obtain patents or copyrights in respect of the Inventions and to vest title to such Inventions in the Company, its successors, assigns, or designees and to carry out the purpose of this Section. Without limiting the generality of the foregoing, Employee further agrees to give all lawful testimony, including without limitation depositions, during or after the term of Employee’s employment, which may be required in connection with any proceedings involving any Trade Secret, patent or patent application so assigned by Employee.

7.	Noncompete.

7.1 “Territory” means Latin America, South America and North America. Employee acknowledges that the scope of such Territory is reasonable and represents the good faith determination by the Company and Employee as to the initial Territory in which the Company will be doing business with respect to its chemical compounds, eeFTC (Racivir®), D-D4FC (Reverset™), PSI-6130, Pentacept™ (PSI-5996, CS-1220), hepatitis lead compounds and related analogs, and other chemical compounds.

7.2 “Competing Business” means any person or entity which engages in a business substantially the same as the Business of the Company. The “Business of the Company” means the development, production, and distribution of licensing of small molecule antiviral or anticancer agents.

7.3 Without the prior written consent of the Company, during the term of Employee’s employment by the Company and for a period of 18 months after termination of such employment for

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any reason, Employee will not, without the prior written consent of the Company, directly or indirectly, within the Territory, on Employee’s own behalf or in the service or on behalf of others, engage in a Competing Business in which Employee provides services which are the same or substantially similar to Employee’s duties as herein described.

7.4 Should Employee violate any provision of Section 7, the Company may cancel any payments or other obligations that would otherwise be due to Employee under Section 2.6.

8.	Nonsolicitation of Employees.

During Employee’s employment by the Company and for a period of 18 months after the termination of such employment for any reason, Employee will not, without the prior consent of the Company, directly or indirectly, on Employee’s own behalf or in the service or on behalf of others solicit, divert or recruit any employee of the Company to leave such employment or engagement, whether or not such employment is pursuant to a written contract by the Company or at will.

9.	Remedies.

9.1 Employee acknowledges and agrees that by virtue of the duties and responsibilities attendant to Employee’s employment by the Company and the special knowledge of the Company’s affairs, business, clients, and operations, that the Company will have as a consequence of such employment irreparable loss and damage if Employee should breach or violate any of the covenants and agreements contained in Sections 5, 6, 7, or 8 hereof. Employee further acknowledges and agrees that each of such covenants is reasonably necessary to protect and preserve the business and the assets of the Company. Employee therefore agrees and consents that in addition to any other remedies available to the Company, the Company shall be entitled to an injunction to prevent a breach or contemplated breach by Employee of any of the covenants or agreements contained in such Sections.

9.2 Nothing contained in this Agreement shall limit, abridge, or modify the rights of the parties under applicable trade secret, trademark, copyright, or patent law or under the laws of unfair competition.

10.	Notices.

All notices, requests, consents, and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person (including delivery by overnight or express courier) or duly sent by certified mail, return receipt requested, proper postage prepaid, addressed to such party at the address set forth below or such other addresses as may hereafter be designated in writing by the addressee to the addressor listing all parties:

Company:	P. Schaefer Price
President and CEO
Pharmasset, Inc.
1860 Montreal Road
Tucker, Georgia 30084, USA

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Employee:	Mr. Mark Meester
1317 Vienna Lane
Madison, WI 53718, USA

All such notices, advices, and communications shall be deemed to have been received (a) in the case of personal delivery, on the date of actual personal receipt, and (b) in the case of mailing, on the third day after the posting by certified mail, return receipt request thereof.

11.	Binding Agreement.

The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The covenants of Employee contained in Sections 5 and 6 shall be binding upon the heirs and legal representatives of Employee.

12.	Severable Provisions.

The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partial enforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

13.	Waiver.

The waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by the other party.

14.	Entire Agreement.

This Agreement constitutes the entire agreement of the parties hereto with respect to the Company’s employment of Employee and may not be changed orally, but only by an agreement in writing signed by the party against whom the enforcement of any waiver, change, modification, extension, or discharge is sought.

15.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all which together shall constitute one and the same instrument.

16.	Governing Law and Dispute Resolution.

This Agreement shall be governed by and interpreted under the laws of the State of Georgia, without giving effect to the principles of conflicts of law of any jurisdiction. In the event that a party to this Agreement perceives the existence of a dispute with the other party concerning any right or duty provided for herein, the parties will, as soon as practicable, confer and attempt to resolve the dispute. If the parties are unable to resolve such dispute amicably, then the parties hereby submit to final, binding arbitration. Arbitration shall be conducted under the Commercial Arbitration Rules of the American

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Arbitration Association by three arbitrators, one to be appointed by the Company, one to be appointed by Employee, and one to be appointed by the two arbitrators appointed by Company and Employee. Arbitration shall take place in Atlanta, Georgia, and the decision of the arbitrators shall be enforceable, but not appealable, in a court of competent jurisdiction. The fees and expenses incurred in connection with such arbitration shall be borne by the party initiating the arbitration proceeding (or equally by both parties if both parties jointly initiate such proceeding) subject to reimbursement by the party which does not prevail in such proceeding if permitted by applicable law.

17.	Confidentiality.

Employee agrees to maintain the confidentiality of the terms and provisions of this Agreement and not disclose such terms and provisions to any party other than Employee’s spouse or advisors, except as otherwise required by law or agreed to in writing by the Company’s President and Chief Executive Officer, its Board of Directors, or its legal counsel.

IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have caused this Agreement to be duly executed as of the date set forth.

Pharmasset, Inc.		Mark Meester
(“Company”)		(“Employee”)

By:	/s/ P. Schaefer Price	/s/ Mark Meester
Name:	P. Schaefer Price
Title:	President and CEO

Date:	January 10, 2005	Date:	January 10, 2005

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EXHIBIT A

Title and Duties of Employee

Title: Vice President, Accounting and Administration

General Description: This position has responsibility for a combination of financial and operational functions reports to the Chief Financial Officer of the Company (once hired) and, in the interim, to the Chief Executive Officer.

Primary Responsibilities include:

•	Directing the accounting function and maintaining fiscal records;

•	Establishing and maintaining budgetary controls and procedures;

•	Preparing monthly and quarterly financial reports and analyses;

•	Overseeing corporate cash management, taxation, and treasury functions;

•	Supporting fundraising activities, information gathering and data reporting to the SEC (or international equivalent) for an Initial Public Offering;

•	Participation in corporate planning, human resources, and/or information systems efforts;

•	Monitoring the financial performance of the facilities, including the analysis of budgeted to actual results and recommendations for improvement; and

•	Other duties as directed by the Chief Financial Officer.

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EXHIBIT B

Benefits

The Company offers its employees the following benefits, which are subject to change at any time (for more detail, please refer to the Company’s Employee Benefit Plan):

•	health insurance;

•	dental insurance;

•	life insurance and accidental death & disability insurance;

•	short term disability coverage;

•	voluntary long term disability insurance;

•	401K plan.

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EXHIBIT C

Relocation Terms

The Company will provide the following relocation benefits:

House hunting trip	• Two (2) trips (maximum of 5 days, excluding travel) for employee, spouse, and immediate family members. This includes round-trip travel, lodging, meals and local transportation.

Travel and Temporary Living

•        Round-trip coach airfare for Employee’s weekly travel from Wisconsin to New Jersey until such time as Employee relocates (as determined by the Company).

•        Reimbursement for temporary living accommodations for up to 6 months. Temporary living will be coordinated through the Company.

•        Up to $3,000/month housing allowance and food per diem maximum.

•        If needed, use of a rental car until personal automobile arrives.

Moving of Household Goods

•        Through Xonex relocation services:

•      The Cost of packing, crating, insuring, movement and unpacking of normal household goods (no weight limit);

•      The cost of moving two cars from Wisconsin;

•      Temporary storage for up to 12 months.

•        The above shall not apply to items not normally moved (e.g., RV’s, boats, perishables, firewood, house plants, pets, hobby equipment, articles of extraordinary value (jewelry, precious stones, etc.)).

Travel To New Location	• By air: one-way coach; • By auto: at $.405/mile.

Sale of Primary Residence in Wisconsin

•        Through Xonex relocation services:

•      Reasonable and customary fees associated with the sale of your primary residence in Wisconsin will be reimbursed, such as commission (not to exceed 6%, see below), inspections, survey, appraisals, title insurance, transfer fees, attorney’s fees, and other normal closing costs required by seller.

Purchase of Primary Residence

•        Through Xonex relocation services:

•      Reasonable and customary fees associated with the purchase of a primary residence will be reimbursed such as costs of inspections, survey, appraisals, title insurance, transfer fees, attorney’s fees, and other normal closing costs required by purchaser;

•      Reasonable loan origination fees associated with the purchase of your primary residence.

Reimbursement Documentation	• All reimbursements herein shall be based on submission of appropriate documentation.

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EXHIBIT D

The Company will provide the following relocation benefits:

Travel and Temporary Living

•        Round-trip coach airfare for Employee’s weekly travel from Wisconsin to Georgia.

•        Temporary living accommodations until the Company no longer requires Employee to be in Georgia. Temporary living will be coordinated through the Company.

•        Up to $3,000/month housing allowance and food per diem maximum.

•        Use of a rental car while the Company requires Employee to be in Georgia prior to relocation to New Jersey.

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